Exhibit 99.B(d)(9)

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (“Expense Limitation Agreement”) is made as of the 28th day of April, 2015 by and between PNC Funds, a Delaware statutory trust, on behalf of each of the portfolios listed on Exhibit A and Exhibit B hereto (as may be amended from time to time) (each, a “Fund” and collectively, the “Funds”), and PNC Capital Advisors, LLC, a Delaware limited liability company (the “Adviser”), with respect to the following:

WHEREAS, PNC Funds is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), with such Funds and classes (each a “Class”) as listed on Exhibit A and Exhibit B; and

WHEREAS, the Adviser serves as Investment Adviser to each Fund pursuant to an Investment Advisory Agreement;

NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. The Adviser agrees to waive its fees and/or reimburse expenses (or to cause its affiliates to waive their fees and/or reimburse expenses) to the extent necessary so that the “total annual fund operating expenses” for each class of the Fund listed on Exhibit A, as applicable, do not exceed the percentage of average daily net assets set forth on Exhibit A. For the purposes of this Expense Limitation Agreement, “total annual fund operating expenses” for a Fund or Class shall consist of all expenses and costs of a Fund not specifically borne by the Adviser or the Funds’ principal underwriter, including investment advisory fees, administration fees, distribution and shareholder service fees, fees for necessary professional services, and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, but excluding the following: (a) portfolio transaction and other investment-related costs (including brokerage commissions, dealer and underwriter spreads, commitment fees on leverage facilities, prime broker fees and expenses, interest expense, dividend expenses related to short sales and “Acquired Fund Fees and Expenses” (as defined in Form N-1A)); (b) taxes; and (c) extraordinary expenses. For purposes of this Expense Limitation Agreement, “extraordinary expenses” mean any unusual, unexpected and/or nonrecurring expenses that are approved as such by the Board of Trustees of PNC Funds.

2. The Adviser agrees to waive its fees and/or reimburse expenses (or to cause its affiliates to waive their fees and/or reimburse expenses) to the extent necessary so that the “other expenses” (as defined in Form N-1A) for each class of the Fund listed in Exhibit B, as applicable, do not exceed the percentage of average daily net assets set forth on Exhibit B. For the purposes of this Expense Limitation Agreement, “other expenses” for a Fund or Class shall exclude extraordinary expenses, administrative fees payable to the Adviser, taxes, portfolio transaction and other investment-related costs (including brokerage commissions, dealer and underwriter spreads, commitment fees on leverage facilities, prime broker fees and expenses, interest expense, dividend expenses related to short sales and “Acquired Fund Fees and Expenses” (as defined in Form N-1A)).

3. PNC Funds, on behalf of the Funds, will be obligated to pay the Adviser all amounts previously paid, waived or reimbursed by the Adviser with respect to a class of a Fund pursuant to such Expense Limitation Agreement, provided that the amount of such additional payment in any year, together with all “other expenses” of the class of that Fund, in the aggregate, would not (1) cause the Fund’s total annual fund operating expenses attributable to that class in any such year to exceed the expense limitation that was in effect for that class at the time the Adviser paid, waived or reimbursed the amount being repaid by the class of the Fund, in respect of a Fund listed on Exhibit A and (2) cause the Fund’s “other expenses” attributable to a class in any such year to exceed the expense limitation that was in effect at the time the Adviser paid, waived or reimbursed the amount being repaid by the class of the Fund, in respect of a Fund listed on Exhibit B, and provided further that no additional payments by PNC Funds will be made with respect to amounts paid, waived or reimbursed by the Adviser more than thirty-six (36) months after the end of the fiscal year in which the Fund accrues a liability or recognizes a contingent liability with respect to such amounts paid, waived or reimbursed by the Adviser. Any payments by PNC Funds under this Expense Limitation Agreement shall be in addition to all amounts otherwise payable to the Adviser as an advisory fee or administration fee for services to the Funds under the Investment Advisory Agreement and Co-Administration Agreement with PNC Funds, as applicable.

4. This Expense Limitation Agreement shall be effective as to each Fund or Class, as applicable, as of the date first written above and will continue for a one-year period thereafter (“Initial Period”). This Expense Limitation Agreement may be terminated by PNC Funds at any time and, after the Initial Period, may be terminated by the Adviser at any time. Upon the termination of the Investment Advisory Agreement, this Expense Limitation Agreement shall automatically terminate with respect to the affected Funds. The obligation of the Adviser under Paragraph 1 and Paragraph 2 hereof shall survive the termination of the Investment Advisory Agreement solely as to expenses and obligations incurred prior to the date of such termination. The obligation of PNC Funds under Paragraph 3 hereof shall survive the termination of the Investment Advisory Agreement solely as to amounts due to the Adviser prior to the date of the termination.

5. Any question of interpretation of any term or provision of this Expense Limitation Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by the parties hereto, taking into consideration and assigning such weight as they may determine on a case-by-case basis, by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission (“SEC”) issued pursuant to said Act. Otherwise the provisions of this Expense Limitation Agreement shall be interpreted in accordance with the laws of Delaware.

6. Amendments. This Expense Limitation Agreement and the exhibits hereto may be amended by agreement of the affected Fund and the Adviser. Additional Funds or Classes may be added to this Expense Limitation Agreement by the Adviser. The Adviser may unilaterally amend Exhibit A and Exhibit B to extend the time period of or lower any expense limitation and any such amendment shall be subject to the terms of this Agreement.

7. This Agreement and all the exhibits attached hereto constitute the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all prior negotiations, agreements and understandings with respect thereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Expense Limitation Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

PNC FUNDS
Attest:	/s/ John Kernan	By:	/s/ Jennifer E. Spratley
Name:	John Kernan	Name:	Jennifer E. Spratley
		Title:	President

PNC Capital Advisors, LLC

Attest:	/s/ John Kernan	By:	/s/ Mark McGlone
Name:	John Kernan	Name:	Mark McGlone
		Title:	President

EXHIBIT A

Fund	Cap on Total Annual Fund Operating Expenses (calculated as a percentage of average daily net assets)

Fund	Class A Shares	Class C Shares	Inst. Shares	Class R4 Shares	Class R5 Shares	Class T Shares
Balanced Allocation Fund	1.29%	2.00%	1.00%	N/A	N/A	1.50%
International Equity Fund	1.28%	1.98%	0.98%	N/A	N/A	N/A
Large Cap Core Fund	1.22%	1.94%	0.94%	N/A	N/A	N/A
Large Cap Growth Fund	1.28%	1.98%	0.98%	N/A	N/A	N/A
Large Cap Value Fund	1.28%	1.98%	0.98%	N/A	N/A	N/A
Mid Cap Fund	1.53%	2.25%	1.25%	N/A	N/A	N/A
Mid Cap Index Fund	N/A	N/A	0.25%	0.40%	0.30%	N/A
Multi-Factor Small Cap Core Fund	1.13%	N/A	0.85%	N/A	N/A	N/A
Multi-Factor Small Cap Growth Fund	1.13%	1.85%	0.85%	N/A	N/A	N/A
Multi-Factor Small Cap Value Fund	1.13%	1.85%	0.85%	N/A	N/A	N/A
Small Cap Fund	1.29%	1.99%	0.99%	N/A	N/A	N/A
Small Cap Index Fund	N/A	N/A	0.25%	0.40%	0.30%	N/A
S&P 500 Index Fund	0.45%	1.20%	0.20%	0.35%	0.25%	N/A
High Yield Bond Fund	1.01%	N/A	0.75%	N/A	N/A	N/A
Intermediate Tax Exempt Bond Fund	0.81%	1.53%	0.53%	N/A	N/A	N/A
Maryland Tax Exempt Bond Fund	0.81%	1.53%	0.53%	N/A	N/A	N/A
Tax Exempt Limited Maturity Bond Fund	0.81%	1.53%	0.53%	N/A	N/A	N/A

EXHIBIT B

Fund	Cap on Other Expenses (calculated as a percentage of average daily net assets)

	Class R Shares	Class I Shares	Class T Shares
Target 2020 Fund	0.35%	0.10%	0.60%
Target 2030 Fund	0.35%	0.10%	0.60%
Target 2040 Fund	0.35%	0.10%	0.60%
Target 2050 Fund	0.35%	0.10%	0.60%
Retirement Income Fund	0.35%	0.10%	0.60%